Exhibit 99.1

For Immediate Release	Contact:
Vance Adkins
Chief Financial Officer
Email: vadkins@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces First Quarter Earnings - Strong Noninterest Income Growth

Annapolis, MD, April 27, 2020 (PRNewswire) – Severn Bancorp, Inc. (the Company) (NASDAQ: SVBI), the parent company of Severn Bank (the Bank), reported net income available to common shareholders for the first quarter ended March 31, 2020 of $565 thousand versus $2.6 million for the first quarter of 2019. Earnings per share on a fully diluted basis were $0.04 versus $0.20 for the quarters ended March 31, 2020 and 2019, respectively.

Response to COVID-19

The COVID-19 pandemic has already impacted the local economy in the Annapolis and greater Anne Arundel County area. Federal, state, and local stay-at-home orders were enacted in our markets in March 2020 causing many businesses to close and workers to be furloughed or lose jobs. Essential purpose entities such as medical professionals, food and agricultural businesses, and transportation and logistical businesses were exempted from the closures; however, unemployment rates are increasing in our markets.

The Company is closely monitoring the effects of the pandemic on our loan and deposit customers. Our management team is focused on assessing the risks in our loan portfolio and working with customers to minimize losses. We have implemented loan programs to allow customers who were required to close or reduce their business operations to temporarily defer loan principal and interest payments. The Company is also participating in the SBA Paycheck Protection Program (PPP) to help disburse loans to our business customers to provide them with additional working capital. To date, the Company has processed 185 applications, almost 100% of the applications submitted, totaling approximately $36 million, and is working diligently with the SBA to qualify customers to receive PPP loans. Many employees worked 20 hours straight up until the very last viable applicant was submitted as the SBA portal closed.

“We have provided Payroll Protection Program loans to our local business community as aggressively as possible,” said Alan J. Hyatt, President and Chief Executive Officer, “knowing these loans provide lifelines to businesses and their employees. This Company remains committed to the local economy during these challenging times. We respect and admire the commitment others are making in the fight against COVID-19, including first responders, health care workers, and those providing other essential services. We are also grateful to Governor Hogan for the outstanding leadership he is providing in the State of Maryland.” The Company has also taken measures to protect the health and safety of its customers and employees by encouraging remote work arrangements to the extent possible, adjusting banking center hours, and implementing operational measures to promote social distancing. Management is closely monitoring credit metrics and performing stress testing on the Bank’s loan portfolio. Additional resources have been shifted to credit administration to closely analyze higher risk segments within the loan portfolio, monitor and track loan payment deferrals and customer liquidity, and provide timely reporting to management and the board of directors. Based on the Company’s capital and liquidity levels, conservative underwriting policies, loan concentration diversification, and geographical marketplace, management expects to be able to manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain well capitalized.

“These are difficult times, and our Company is holding up well,” said Hyatt.

Income Statement

Net interest income in the first quarter 2020 decreased $1.3 million or 16% to $6.8 million compared to the first quarter of 2019. Less first quarter interest income was generated from lower volumes of earning assets, particularly from significantly lower medical-use cannabis related deposits that earned overnight interest income during the first quarter of 2019. Also, loan interest income decreased from lower loan volumes, which was slightly offset by a reduction in interest expense from less reliance on borrowings.

Provision expense in the first quarter 2020 was $750 thousand compared to zero for the first quarter of 2019. In anticipation of the potential negative effects of the COVID-19 pandemic on our loan portfolio, adjustments were made to the allowance for loan losses increasing factors related to economic conditions, lending policies and procedures, and industry conditions.

Noninterest income in the first quarter 2020 increased $765 thousand or 34% to $3.0 million from the first quarter of 2019. Growth in mortgage banking production contributed significantly to the increases in noninterest income.

Noninterest expense in the first quarter 2020 increased $1.5 million or 22% to $8.3 million from the first quarter of 2019. Nonrecurring noninterest expenses increased due to several factors, including: legal and professional fees of $280 thousand, loss on sale of OREO property of $74 thousand, and write-off of leasehold improvements related to a lease termination during the quarter of $76 thousand. In addition, there were higher commissions paid to mortgage loan officers from increased production and higher occupancy and staffing costs as a result of opening a new branch in Crofton during the third quarter of 2019.

Balance Sheet

Total assets increased more than $30 million to $857 million at March 31, 2020 from $827 million at December 31, 2019. The increase in assets was primarily in federal funds and interest bearing deposits in other banks as well as loans held for sale from high production during the quarter. Deposits also increased by $29 million from December 31, 2019. The increase in deposits was primarily the result of short term, medical-use cannabis related funds that account holders maintain at the Bank prior to pursuing other longer term investment opportunities. Management is aware of the short term nature of certain medical-use cannabis related deposits and offset those funds by maintaining short term liquidly to meet any deposit outflows.

About Severn Bank

Founded in 1946, Severn Bank is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It offers seven branches located in Annapolis, Edgewater, Severna Park, Lothian/Wayson’s Corner, Crofton, and Glen Burnie, Maryland. The Bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn Bank is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition, the rapidly changing uncertainties related to the Covid-19 pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Severn Bancorp, Inc.
Consolidated Income Statements
(dollars in thousands)
(Unaudited)

Year-to-Date income statement results:	Three Months Ended March 31,
	2020	2019	$ Change	% Change

Interest Income

Interest on loans	$8,338	$9,167	$(829)	-9%
Interest on securities	219	259	(40)	-15%
Other interest income	359	1,117	(758)	-68%

Total interest income	8,916	10,543	(1,627)	-15%

Interest Expense

Interest on deposits	1,797	1,869	(72)	-4%
Interest on long term borrowings	364	589	(225)	-38%

Total interest expense	2,161	2,458	(297)	-12%

Net interest income	6,755	8,085	(1,330)	-16%

Provision for loan losses	750	-	750	100%

Net interest income after provision for loan losses	6,005	8,085	(2,080)	-26%

Noninterest Income

Mortgage-banking revenue	1,634	720	914	127%
Real Estate Commissions	310	482	(172)	-36%
Real Estate Management Income	165	164	1	1%
Other noninterest income	916	894	22	3%

Total noninterest income	3,025	2,260	765	34%

Net interest income plus noninterest income after provision for loan losses	9,030	10,345	(1,315)	-13%

Noninterest Expense

Compensation and related expenses	5,461	4,525	936	21%
Net Occupancy & Depreciation	518	415	103	25%
Net Costs of Foreclosed Real Estate	74	125	(51)	-41%
Other	2,199	1,685	514	31%

Total noninterest expense	8,252	6,750	1,502	22%

Income before income tax provision	778	3,595	(2,817)	-78%

Income tax provision	213	986	(773)	-78%

Net income	$565	$2,609	$(2,044)	-78%
Net income available to common shareholders	$565	$2,609	$(2,044)	-78%

Severn Bancorp, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	March 31, 2020	December 31, 2019	$ Change	% Change
Balance Sheet Data:

ASSETS
Cash	$1,989	$2,892	$(903)	-31%
Federal funds and interest bearing deposits in other banks	113,647	85,301	28,346	33%
Certificates of deposit held as investment	7,540	7,540	-	0%
Investment securities available for sale, at fair value	18,842	12,906	5,936	46%
Investment securities held to maturity	22,737	25,960	(3,223)	-12%
Loans held for sale, at fair value	21,996	10,910	11,086	102%
Loans receivable	635,950	645,685	(9,735)	-2%
Allowance for loan losses	(7,918)	(7,138)	(780)	11%
Accrued interest receivable	2,275	2,458	(183)	-7%
Foreclosed real estate, net	1,684	2,387	(703)	-29%
Premises and equipment, net	21,731	22,144	(413)	-2%
Restricted stock investments	2,299	2,431	(132)	-5%
Bank owned life insurance	5,414	5,377	37	1%
Deferred income taxes, net	1,691	1,748	(57)	-3%
Prepaid expenses and other assets	7,478	6,318	1,160	18%

Total assets	$857,355	$826,919	$30,436	4%

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits	$690,212	$661,049	$29,164	4%
Borrowings	35,000	35,000	-	0%
Subordinated debentures	20,619	20,619	-	0%
Accounts payable and accrued expenses	5,803	4,779	1,024	21%

Total liabilities	751,634	721,447	30,187	4%

Common stock	128	128	-	0%
Additional paid-in capital	65,992	65,944	48	0%
Retained earnings	39,497	39,445	52	0%
Accumulated comprehensive income (loss)	104	(45)	149	-330%

Total stockholders' Equity	105,721	105,472	249	0%

Total liabilities and stockholders' equity	$857,355	$826,919	$30,436	4%

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Per Share Data:
Basic earnings per share	$0.04	$0.20
Diluted earnings per share	$0.04	$0.20
Average basic shares outstanding	12,812,642	12,773,259
Average diluted shares outstanding	12,850,141	12,857,643

Performance Ratios:
Return on average assets	0.27%	1.13%
Return on average equity	2.11%	10.47%
Net interest margin	3.38%	3.65%
Efficiency ratio*	83.62%	64.04%

	March 31, 2020	December 31, 2019
Asset Quality Data:
Non-accrual loans	$7,246	$4,242
Foreclosed real estate	1,684	2,387
Total non-performing assets	$8,930	$6,629
Total non-accrual loans to total loans	1.14%	0.66%
Total non-accrual loans to total assets	0.85%	0.51%
Allowance for loan losses	$7,918	$7,138
Allowance for loan losses to total loans	1.25%	1.11%
Allowance for loan losses to total non-accrual loans	109.3%	168.3%
Total non-performing assets to total assets	1.04%	0.80%
Non-accrual troubled debt restructurings (included above)	$85	$85
Performing troubled debt restructurings	$8,786	$8,858
Loan to deposit ratio	92.1%	97.7%

*	This non-GAAP financial measure is calculated as noninterest expenses less OREO expenses divided by net interest income plus noninterest income